Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
CYCLACEL PHARMACEUTICALS REPORTS FOURTH QUARTER AND
FULL YEAR 2010 FINANCIAL RESULTS
— Conference Call Scheduled March 23, 2011 at 4:30 p.m. Eastern Time —
Berkeley Heights, NJ, March 23, 2011 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; Cyclacel or the Company), announced today its financial results for the fourth quarter and year ended December 31, 2010. Cyclacel also provided an overview of its recent achievements and planned 2011 milestones.
The Company’s net loss applicable to common stockholders for the fourth quarter of 2010 was $3.4 million or $0.07 per basic and diluted share, compared to a net loss applicable to common stockholders of $4.6 million or $0.19 per basic and diluted share for the fourth quarter of 2009. For the year ended December 31, 2010, the Company reported a net loss applicable to common stockholders of $19.7 million or $0.52 per basic and diluted share, compared to a net loss of $20.8 million or $0.94 per basic and diluted share for the year ended December 31, 2009. As of December 31, 2010, cash and cash equivalents totaled $29.5 million.
“With the initiation of the SEAMLESS Phase 3 trial in January 2011, we believe that Cyclacel has moved closer to its goal of bringing sapacitabine to market as a front-line treatment of elderly patients aged 70 years or older with newly diagnosed acute myeloid leukemia (AML) who are not candidates for intensive induction chemotherapy,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel.
Fourth Quarter 2010 and Recent Highlights
•
Announced one-year survival data at the 2010 American Society of Hematology (ASH) annual meeting from a Phase 2 randomized trial of oral sapacitabine capsules for older patients with myelodysplastic syndromes refractory to the hypomethylating agents azacitidine and/or decitabine;

•
Announced topline survival data from the “APPRAISE”, Phase 2b, randomized discontinuation, double-blinded, placebo-controlled study of oral seliciclib capsules as a third line or later treatment in patients with Non-Small Cell Lung Cancer (NSCLC) showing no difference in median progression free survival between the seliciclib and placebo arms, but an increase in median overall survival favoring seliciclib over placebo;

•	Announced publication of preclinical data demonstrating that sapacitabine works synergistically with HDAC inhibitors and also BRCA1/2 or PARP Inhibitors to induce tumor cell death;

•	Announced publication of preclinical data showing that cyclin E, a target of CYC065 and seliciclib, plays a major role in making HER2+ breast cancer resistant to trastuzumab;

•
Announced preclinical data at the 2010 ASH annual meeting demonstrating that CYC065 has anticancer activity at sub-micromolar concentrations against myeloma cells derived from patients, even in the presence of growth stimulatory effects of both cytokines and stromal cells in the bone marrow; and

•	Raised approximately $15.2 million in gross proceeds through a private placement.
Cyclacel’s Milestones for 2011
•	Report Data Safety Monitoring Board (DSMB) review of safety data from the SEAMLESS Phase 3 AML study;

•	Present additional sapacitabine data in hematological malignancies both as a single agent and in combination with other anticancer agents;

•	Report topline Phase 2 sapacitabine data in NSCLC; and

•	Report patient biomarker analysis from the APPRAISE Phase 2b randomized discontinuation study of seliciclib in patients with NSCLC.
☑     200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐      Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com — info@cyclacel.com

Fourth Quarter and Full Year 2010 Financial Results
For the fourth quarter of 2010, Cyclacel reported a net loss applicable to common stockholders of $3.4 million or $0.07 per basic and diluted share, compared to a net loss applicable to common stockholders of $4.6 million or $0.19 per basic and diluted share for the fourth quarter of 2009. Total research and development (R&D) expenses in the fourth quarter of 2010 were $1.4 million compared to $2.6 million in the fourth quarter of 2009. The decrease in R&D expenses in the fourth quarter of 2010 compared to the fourth quarter of 2009 was primarily related to costs associated with sapacitabine capsules for clinical trials which were manufactured in the fourth quarter of 2009. Total selling, general and administrative expenses (SG&A) amounted to $2.0 million in the fourth quarter of 2010 compared to $1.8 million for the fourth quarter of 2009. The increase is primarily due to increased stock-based compensation costs, consultancy and other professional costs.
For the year ended December 31, 2010, Cyclacel reported a net loss applicable to common stockholders of $19.7 million, or $0.52 per basic and diluted share, compared to a net loss applicable to common stockholders of $20.8 million, or $0.94 per basic and diluted share for the year ended December 31, 2009. Total net sales of Xclair® Cream and Numoisyn® products were $0.6 million in 2010 compared to $0.9 million in 2009. The decrease in product revenue for 2010 was due to higher than anticipated product returns of approximately $0.2 million, related to expiring product with a two-year shelf-life that were previously sold into the marketplace. Total R&D expenses for the year ended December 31, 2010 were $6.4 million compared to $9.8 million for the year ended December 31, 2009. Of the total R&D expense reduction of $3.4 million, approximately $1.7 million was attributable to the completion of clinical programs, other than sapacitabine, and approximately $1.6 million was related to costs associated with sapacitabine capsules for clinical trials which were manufactured in the fourth quarter of 2009.
Total SG&A expenses for the year ended December 31, 2010 were $10.1 million compared to $8.5 million for the year ended December 31, 2009. The increase was primarily due to increased consultancy and professional costs, stock-based compensation charges and legal costs, offset by reductions in employment-related costs and intellectual property costs. Total other interest and expense, net, for the year ended December 31, 2010 was $0.4 million of expense, compared to $2.2 million of expense for the same period in 2009. The change in other interest and expense, net, in 2010, compared to the same period in 2009, was largely due to the recognition of $1.7 million payment under guarantee to Scottish Enterprise. The net loss for the year ended December 31, 2010, was $19.7 million, or $0.52 per basic and diluted share, compared to net loss of $20.8 million, or $0.94 per basic and diluted share for the same period in 2009. The net loss for the year ended December 31, 2010 included a $2.9 million non-cash expense, with respect to a deemed dividend on convertible exchangeable preferred shares and $0.8 million with respect to dividends on convertible exchangeable preferred shares. The net loss for the year ended December 31, 2009 included a $1.2 million expense with respect to dividends on convertible exchangeable preferred shares.
Cash and cash equivalents totaled $29.5 million as of December 31, 2010. Cyclacel expects that its cash resources are sufficient to meet anticipated short-term working capital needs and fund on-going sapacitabine clinical trials for at least the next twelve months.
Conference call and Webcast Information:
Cyclacel will conduct a conference call on March 23, 2011 at 4:30 p.m. Eastern Time to review the fourth quarter and year-end 2010 results. Conference call and webcast details are as follows:
Conference call information:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 49012794

For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 3 development for the treatment of acute myeloid leukemia in the elderly under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration, and in Phase 2 studies for myelodysplastic syndromes and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Forward-looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2011 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
					August 13,
					1996
					(inception)
	For the three				to
	months ended		Year ended		December
	December 31		December 31,		31,
	2009	2010	2009	2010	2010
	($000s)
Revenues:
Collaboration and research and development revenue	—	—	—	100	3,100
Product revenue	222	142	910	574	2,322
Grant revenue	(35)	(5)	1	12	3,648

	187	137	911	686	9,070

Operating expenses:
Cost of goods sold	74	108	545	418	1,392
Research and development	2,592	1,445	9,766	6,414	176,593
General and administrative	1,835	2,015	8,538	10,120	81,966
Goodwill and intangibles impairment	—	—	—	—	7,934
Restructuring costs	—	—	366	—	2,634

Total operating expenses	4,501	3,568	19,215	16,952	270,519

Operating loss	(4,314)	(3,431)	(18,304)	(16,266)	(261,449)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	—	—	(3,550)
Payment under guarantee	—	—	(1,652)	—	(1,652)
Change in valuation of derivative	—	—	—	—	(308)
Change in valuation of warrants	(104)	105	(299)	(338)	6,070
Warrant re-pricing	(44)	—	(44)	—	(44)
Foreign exchange gains/(losses)	(15)	(5)	(144)	(68)	(4,255)
Interest income	8	13	102	37	13,680
Interest expense	(21)	(3)	(177)	(43)	(4,677)

Total other income (expense), net	(176)	110	(2,214)	(412)	5,264

Loss before taxes	(4,490)	(3,321)	(20,518)	(16,678)	(256,185)
Income tax benefit	152	151	948	657	17,879

Net loss	(4,338)	(3,170)	(19,570)	(16,021)	(238,306)
Dividends on preferred ordinary shares	—	—	—	—	(38,123)
Deemed dividend on convertible exchangeable preferred shares	—	—	—	(2,915)	(2,915)
Dividend on convertible exchangeable preferred shares	(307)	(182)	(1,228)	(767)	(3,529)

Net loss applicable to common stockholders	(4,645)	(3,352)	(20,798)	(19,703)	(282,873)

Net loss per share — basic and diluted	$(0.19)	$(0.07)	$(0.94)	$(0.52)

Weighted average common shares outstanding	24,691,280	45,913,399	22,196,840	37,844,695

CYCLACEL PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of	As of
	December 31	December 31
	2009	2010
	($000s)	($000s)
ASSETS
Current assets:
Cash and cash equivalents	11,493	29,495
Inventory	145	174
Prepaid expenses and other current assets	1,731	1,382

Total current assets	13,369	31,051
Property, plant and equipment (net)	901	408
Deposits and other assets	196	—

Total assets	14,466	31,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,709	1,723
Accrued and other current liabilities	6,709	5,527
Warrants liability	342	680
Current portion of other accrued restructuring charges	1,062	—

Total current liabilities	9,822	7,930
Total liabilities	9,822	7,930

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2009 and 2010, respectively; 2,046,813 and 1,213,142 shares issued and outstanding at December 31, 2009 and 2010, respectively. Aggregate preference in liquidation of $21,696,218 and $13,344,562 at December 31, 2009 and December 31, 2010, respectively	2	1
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2009 and 2010, respectively; 25,743,363 and 46,564,914 shares issued and outstanding at December 31, 2009 and 2010, respectively	26	47
Additional paid in capital	226,881	264,671
Accumulated other comprehensive loss	20	31
Deficit accumulated during the development stage	(222,285)	(241,221)

Total stockholders’ equity	4,644	23,529

Total liabilities and stockholders’ equity	14,466	31,459

SOURCE: Cyclacel Pharmaceuticals, Inc.

5